UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________________________
FORM 8-K
_______________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2023
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Markel Corporation
(Exact name of registrant as specified in its charter)
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Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 747-0136
Not Applicable
(Former name or former address, if changed since last report)
_______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, no par value	MKL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 7, 2023, Markel Corporation (the Company) announced that Teresa S. Gendron will become the Company’s new Chief Financial Officer effective March 20, 2023.

Ms. Gendron, age 53, joins the Company after serving as Vice President and Chief Financial Officer of Jefferies Financial Group Inc. (NYSE), a financial services company, since September 2014. Prior to joining Jefferies, Ms. Gendron was the Vice President and Controller (Chief Accounting Officer) of Gannett Co., Inc. (NYSE), an international media and marketing solutions company. Ms. Gendron also previously served as Vice President and Controller (Chief Accounting Officer) at NII Holdings, Inc. (Nasdaq), a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career at KPMG LLP in 1991 and is a C.P.A. Ms. Gendron is a member of the board of directors of Hillman Solutions Corp. (Nasdaq), a provider of hardware solutions, and is a member of its audit committee.

Ms. Gendron has entered into an employment agreement and a sign-on bonus and reimbursement agreement with the Company. The employment agreement has an initial term beginning March 20, 2023 and ending December 31, 2024 and is automatically renewed for additional terms of one year unless either party gives 90 days’ notice of non-renewal.

Under the agreements:

•Ms. Gendron will receive an annual base salary of not less than $650,000, subject to annual review;

•Ms. Gendron will be eligible for an annual cash incentive bonus, subject to performance conditions approved by the Compensation Committee of the Company’s Board of Directors, having a target value equal to not less than 100% of base salary, with no proration and a guaranteed minimum payout at target for 2023;

•Ms. Gendron will be eligible for an annual equity incentive award, subject to the approval of the Compensation Committee, having a target grant date value equal to not less than 150% of base salary, with no proration and a guaranteed minimum payout at target for 2023;

•If Ms. Gendron’s employment is terminated by the Company without cause, Ms. Gendron voluntarily resigns with good reason following a change in control, or Ms. Gendron otherwise voluntarily resigns by virtue of a material breach by the Company, then, provided Ms. Gendron complies with the confidentiality, non-competition and non-solicitation covenants in, and other applicable terms and conditions under, her employment agreement, (i) the Company will continue to pay her base salary commencing within 60 days after termination (or beginning six months after termination if certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended, apply) and provide continued coverage under the Company’s group health plan for twenty four months, (ii) she will be entitled to a lump sum payment equal to the amount of her target annual cash incentive bonus, payable within 30 days following each of the first and second anniversaries of the termination date, and (iii) all outstanding granted equity awards held by her will become fully vested as of the termination date, with performance equity awards vesting at the target level; and

•Ms. Gendron will receive a sign-on bonus of $395,000 in exchange for continuous full-time service to the Company for two years, with any unearned portions of the sign-on bonus repayable to the Company by Ms. Gendron.

Ms. Gendron will also receive a relocation package and the Company will cover expenses associated with her temporary travel and accommodation in Richmond, Virginia from her start date through the date of her relocation, no later than December 20, 2023.

The other terms of Ms. Gendron’s employment agreement are substantially the same as those for the Company’s other executive officers and are described in the Company’s Proxy Statement for its 2022 Annual Meeting of Shareholders, filed with the SEC on March 24, 2022, under “Incentive Compensation,” “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

The Compensation Committee approved the terms of Ms. Gendron’s compensation and her employment agreement and sign-on bonus and reimbursement agreement.

There are no family relationships between Ms. Gendron and any director, executive officer, or person nominated by the Company to become a director or executive officer.

Also effective March 20, 2023, the functions, duties and responsibilities of the Company's principal financial officer (as set forth by rules adopted under the Exchange Act), including relating to the Company’s periodic reporting on Form 10-Q and Form 10-K and the fulfillment of such functions, duties and responsibilities associated with the accompanying certifications to such filings, as well as the designation of the Company’s principal financial officer, will transition from Brian J. Costanzo, the Company’s Senior Vice President, Finance, Chief Accounting Officer and Controller, to Ms. Gendron, as Chief Financial Officer.

A copy of the press release announcing Ms. Gendron’s appointment is furnished as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued February 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKEL CORPORATION

February 7, 2023	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	Senior Vice President, Chief Legal Officer and Secretary
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